SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

SPARTAN STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date filed:

SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

July 2, 2003

Dear Shareholder:

                    We cordially invite you to attend the 2003 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 6, 2003, at the Holiday Inn Crowne Plaza Grand Rapids, 5700 28th Street, S.E., Grand Rapids, Michigan 49546, beginning at 10:00 a.m., local time. Your board of directors looks forward to greeting those shareholders who are able to attend the meeting.

                    At the meeting, you will vote on the election of three directors and a proposed amendment to our 2001 Associate Stock Purchase Plan. We will also present a report on our business activities.

                    We have enclosed a notice of the meeting and our proxy statement, which includes information about the nominees for the board of directors. Also enclosed is our annual report to shareholders for the year ended March 29, 2003. We began mailing these documents to our shareholders on and after July 2, 2003. We encourage you to read these documents carefully.

                    It is important for your shares to be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting. If you plan to attend, please mark the appropriate box on the proxy card to help us plan for the meeting.

                    Thank you.

Sincerely, Craig C. Sturken President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          The 2003 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at the Holiday Inn Crowne Plaza Grand Rapids, 5700 28th Street, S.E., Grand Rapids, Michigan 49546, on Wednesday, August 6, 2003, at 10:00 a.m., local time. At the meeting, we will consider and vote on:

          1.          the election of three directors to terms of three years each;

          2.          an amendment to the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan; and

          3.          any other business that may properly come before the meeting.

          You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 20, 2003.

          A copy of Spartan Stores' annual report to shareholders for the year ended March 29, 2003 is enclosed with this notice. We began mailing these documents to our shareholders on and after July 2, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker
Secretary
July 2, 2003

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 6, 2003

PROXY STATEMENT
Dated July 2, 2003

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our" and "Spartan Stores" refer to Spartan Stores, Inc., and "you" and "your" refer to shareholders of Spartan Stores.

Time and Place of the Annual Meeting

          You are cordially invited to attend the 2003 annual meeting of shareholders of Spartan Stores. The annual meeting will be held on Wednesday, August 6, 2003, at the Holiday Inn Crowne Plaza Grand Rapids, 5700 28th Street, S.E., Grand Rapids, Michigan 49546, at 10:00 a.m., local time.

Solicitation of Proxies

          Your board of directors is furnishing this proxy statement and the enclosed proxy card to you to solicit proxies to be voted on your behalf at the annual meeting and any adjournment of the meeting.

Mailing Date

          We began mailing this proxy statement to our shareholders on and after July 2, 2003.

Purposes of the Annual Meeting

          The purposes of the annual meeting are to consider and vote on:

•	the election of three directors for three-year terms expiring in 2006;

•	an amendment to the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan; and

•	any other business that may properly come before the meeting.

          Your board of directors recommends that you vote FOR each nominee named in this proxy statement and FOR approval of the amendment to the 2001 Associate Stock Purchase Plan.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters for you in accordance with their judgment.

Record Date and Shares Outstanding

          You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock on June 20, 2003. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting. As of June 20, 2003, 19,943,257 shares of Spartan Stores common stock were outstanding.

How to Vote Your Shares

          If you properly sign and return the proxy card in the form we have provided, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

          If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each of the nominees named in this proxy statement, for approval of the amendment to the 2001 Associate Stock Purchase Plan and, with respect to any other matter that may come before the meeting, in the discretion of the persons named as proxies on the proxy card.

How to Revoke Your Proxy

          If you are a shareholder of record of Spartan Stores, you may revoke your proxy at any time before it is voted at the meeting by doing any of three things:

•	by delivering written notice of revocation to Spartan Stores' Corporate Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke; or

•	by attending the meeting and voting in person.

          Your last vote that we receive before or at the annual meeting is the vote that will be counted. Please note that merely attending the meeting will not, by itself, revoke your proxy.

"Street Name" Holders

          If you are not a shareholder of record of Spartan Stores, but instead hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares in the manner you direct if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent. If you are a street name holder and want to change your vote, please contact your broker.

Quorum

          To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. For street name holders, we believe that your broker will have discretionary authority to vote your shares if you do not provide your broker with timely voting instructions.

Adjournment

          The shareholders present at the meeting, in person or by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If a quorum is not present at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee.

          Amendment to the 2001 Associate Stock Purchase Plan. The proposed amendment to the 2001 Associate Stock Purchase Plan to be voted on at the meeting will be approved if a majority of the shares that are voted at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

          Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted at the meeting are voted in favor of the proposal.

          Abstentions, broker non-votes and other shares that are not voted in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each such proposal.

Election of Directors

          The board of directors proposes that the following three individuals be elected as directors of Spartan Stores for three-year terms expiring at the 2006 annual meeting of shareholders:

M. Shân Atkins
Dr. Frank M. Gambino
Timothy J. O'Donovan

          Biographical information concerning the nominees appears below under the heading "The Board of Directors," beginning on page 8.

          The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. However, if any nominee becomes unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

          Your board of directors recommends that you vote FOR election of all nominees as directors.

Proposed Amendment to the Spartan Stores, Inc.
2001 Associate Stock Purchase Plan

General

          In May 2001, the board of directors adopted and approved, subject to shareholder approval, the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan (the "Plan"). Spartan Stores' shareholders approved the Plan at the 2001 annual meeting of shareholders.

          As originally approved, the Plan authorized the issuance of 200,000 shares of Spartan Stores common stock. The first option period (as that term is defined below) under the Plan began on January 1, 2002. However, following the December 31, 2002 stock purchase date, nearly all of the authorized shares under the Plan had been sold. As a result, Spartan Stores' board of directors determined to suspend the Plan and approved, subject to shareholder approval, an amendment to the Plan that would increase the authorized shares under the Plan from 200,000 to 700,000. Specifically, our board of directors proposes that Section 4.1 of the Plan be amended to read in its entirety as follows:

          4.1          Number of Shares of Common Stock. There shall be reserved for issuance and purchase by Eligible Associates under the Plan an aggregate of 700,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares repurchased by the Company.

          The board of directors approved this amendment, and recommends that shareholders approve this amendment, because it believes that Spartan Stores' interests would be advanced by securing for Spartan Stores and its shareholders the benefits of the incentive inherent in the ownership of the company's common stock by associates. The board of directors believes that approval of the proposed amendment to the Plan is in the best interests of Spartan Stores and its shareholders.

          The purposes of the Plan are to encourage associates of Spartan Stores and its subsidiaries to promote the best interests of Spartan Stores and to align the interests of associates with those of Spartan Stores' shareholders by permitting associates to purchase shares of Spartan Stores common stock at a price less than the market price. The purchase of stock through the Plan is intended to qualify as the exercise of an option granted under an employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code. Proceeds from the sale of authorized but unissued shares under the Plan will be used for general corporate purposes.

          The benefits payable under the amended Plan are presently not determinable because participation in the Plan is voluntary. However, the following table sets forth the benefits under the Plan that were received by the persons and groups listed in the table during fiscal 2003. As noted above, the Plan was in effect from January 1, 2002 through December 31, 2002. The first stock purchase date under the Plan occurred in fiscal 2003.

Plan Benefits of 2001 Associate Stock Purchase Plan

Name and Position	Dollar Amount (1)	Number of Units (2)

Craig C. Sturken(3) President and CEO	$ 0	0

James B. Meyer Chairman of the Board, Former President and CEO	0	0

David M. Staples Executive Vice President and CFO	0	0

John M. Sommavilla Executive Vice President Supply Chain and Convenience Stores	0	0

David deS. Couch Vice President Information Technology	0	0

Mark C. Eriks Vice President Human Resources	0	0

Executive Group	0	0

Non-Executive Director Group	0	0

Non-Executive Officer Employee Group	86,609.92	199,823

(1)

Consists of 15% of the market value of the stock purchased under the Plan on the date of purchase. As discussed below, the purchase price of stock under the Plan is 85% of the market value of the date of purchase.

(2)	Consists of the number of shares purchased.
(3)	Mr. Sturken joined Spartan Stores after the Plan was suspended.
(4)	Non-employee directors are not eligible to participate in the Plan.

          Because officers and other associates of Spartan Stores and its subsidiaries may elect to participate in the Plan, they may be considered to have an interest in the Plan.

          The following summarizes the principal features of the Plan, as it is proposed to be amended. This summary is not complete and is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Appendix A to this proxy statement. The copy of the Plan attached to this Proxy Statement reflects the incorporation of the proposed amendment to Section 4.1 of the Plan set forth above.

Authorized Shares

          Subject to certain customary anti-dilution adjustments, 700,000 shares of Spartan Stores common stock would be authorized for purchase under the Plan. On June 20, 2003, the closing price of Spartan Stores common stock on Nasdaq was $2.69 per share.

Eligible Associates

          All active associates of Spartan Stores or its subsidiaries would be eligible to participate in the Plan, except those who (1) normally work 20 or fewer hours per week, (2) normally work fewer than five months per year or (3) have been employed for less than one year. Presently, officers who have been employed for more than a year (currently six persons) and most of Spartan Stores' active associates (approximately 7,200 additional persons) could participate in the Plan.

Purchase of Spartan Stores Stock

          An associate who wishes to participate in the Plan would authorize Spartan Stores to make regular payroll deductions from the associate's compensation to be used for the purchase of stock pursuant to the Plan. Once payroll deductions resume, all of these deductions would be credited to the associate's payroll deduction account under the Plan.

          In the Plan, the term "stock purchase date" means the last working day of each "option period" (each calendar quarter). On each stock purchase date, a participant would be granted an option to purchase as many whole shares of Spartan Stores common stock as could be purchased with the funds in the participant's payroll deduction account on that stock purchase date. This option would be automatically exercised unless the participant terminates participation in the Plan. Any option that is not exercised would automatically expire. No option may extend beyond the time limits specified in the Internal Revenue Code.

          The purchase price of each share would be 85% of the market value of shares of Spartan Stores common stock on the stock purchase date, unless the compensation committee determines to use a higher price.

Limitations on Participation

          The compensation committee may determine the maximum level of individual participation annually, in its discretion. However, in no event may a participant receive any option that would permit the participant's rights to purchase Spartan Stores common stock under the Plan to accrue at a rate that exceeds $25,000 of fair market value of the stock in any one calendar year, and in no event could such option rights accrue at a rate that exceeds that permitted by the Internal Revenue Code. In addition, no participant would be granted option rights under the Plan if the participant, immediately after receiving the grant of such option rights, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of Spartan Stores or any of its subsidiaries.

Termination of Participation

          A participant could elect at any time to terminate his or her participation in the Plan and permanently withdraw the balance accumulated in his or her payroll deduction account upon proper notice to Spartan Stores. In the event of a participant's retirement, death or termination of employment, the balance in the participant's payroll deduction account would be paid to the participant or, in the case of death, the participant's estate.

Transfer and Assignment

          Rights under the Plan are not transferable by a participant other than by will or the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant.

Federal Tax Consequences of the Plan

          The following discussion of the tax consequences of the Plan assumes that stock will be sold under the plan at 85% of the market value on a stock purchase date.

          An associate will not recognize income upon enrolling in the Plan or upon purchasing shares of common stock. Ordinarily, an associate will not recognize income until the shares are sold or otherwise disposed of by the associate or the associate dies while owning the shares.

          If an associate sells or otherwise disposes of the stock more than two years after the stock purchase date, then the associate will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) 15% of the fair market value of the stock on the stock purchase date or (2) the excess of the fair market value of the stock on the date of sale or disposition over the amount paid for the stock. Any additional gain or loss will be a capital gain or loss.

          If an associate sells or otherwise disposes of the stock prior to satisfying the statutory holding period above, then the associate will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the stock purchase date over the amount paid for the stock. Any additional gain or loss on the sale or other disposition will be a capital gain or loss.

          If an associate owns stock purchased under the Plan at death, the participant's estate will recognize ordinary income in the year of death equal to the lesser of (1) 15% of the fair market value of the stock on the stock purchase date or (2) the excess of the fair market value of the stock on the date of death over the amount paid for the stock.

          The offer, purchase or sale of common stock under the Plan will have no tax consequences to Spartan Stores, except that Spartan Stores will be entitled to a deduction equal to the amount of ordinary income recognized by an associate upon a sale or disposition of stock prior to satisfying the statutory holding period described above. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Tax Withholding

          The Plan provides that Spartan Stores may make provisions for the withholding of any taxes or the payment of any taxes that Spartan Stores may be required to withhold or pay in connection with an associate's participation in the Plan.

Administration of the Plan

          The Plan is administered by the compensation committee of the board of directors.

Amendment and Termination of the Plan

          The compensation committee or the board of directors may amend the Plan at any time in any respect; however, the Plan may not, without appropriate approval of Spartan Stores' shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Internal Revenue Code. The compensation committee or the board of directors may also terminate the Plan at any time.

Effective Date of Proposed Amendment to the Plan

          If approved by shareholders, the proposed amendment to the Plan would become effective on August 6, 2003 and the next option period would begin on October 1, 2003.

Registration of Shares

          Spartan Stores intends to register the additional 500,000 shares of common stock covered by the Plan under the Securities Act of 1933 before any such shares are issued under the Plan.

          Your board of directors recommends that you vote FOR approval of the proposed amendment to the 2001 Associate Stock Purchase Plan.

The Board of Directors

General

          The board of directors currently consists of nine directors. Assuming that all of the nominees are elected, there will be nine directors immediately following the annual meeting. The board of directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year.

          Biographical information concerning the directors and the nominees for election to the board of directors is presented below. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

          James B. Meyer, Elson S. Floyd, Ph.D., and Richard B. Iott have decided not to stand for reelection to Spartan Stores' board of directors.

Nominees For Election as Directors With Terms Expiring in 2006

          M. Shân Atkins (age 46) has been a principal of Atkins/Erbs Investments, an investment firm, since 2001. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co., a retail store chain whose common stock is listed on the New York Stock Exchange, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she was Vice President and Partner of Bain and Company, Inc., an international strategic management consultancy, where she specialized in the consumer and retail sectors.

          Dr. Frank M. Gambino (age 49) has been the Director of the Food Marketing Program in the Haworth College of Business at Western Michigan University since 2002. Dr. Gambino also served as an Associate Professor of Marketing at the Haworth School from 1993 to 2002 and has been on the WMU faculty since 1984.

          Timothy J. O'Donovan (age 58) has been the Chief Executive Officer and President of Wolverine World Wide, Inc., a footwear company whose common stock is listed on the New York Stock Exchange, since April 2000. From 1996 to April 2000, Mr. O'Donovan was the Chief Operating Officer and President of Wolverine. Before 1996, Mr. O'Donovan was Executive Vice President of Wolverine. He has also served as a director of Wolverine since 1993.

Directors With Terms Expiring in 2005

          Elizabeth A. Nickels (age 41). Ms. Nickels has been a director of Spartan Stores since August 2000. Since February 2000, she has served as an Executive Vice President and the Chief Financial Officer of Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on The Nasdaq Stock Market. From 1993 to February 2000, she was a Vice President and the Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on The Nasdaq Stock Market.

          Kenneth T. Stevens (age 51). Mr. Stevens has been a director of Spartan Stores since January 2002. Since January 2003, he has served as President of Bath & Body Works, a division of Limited Brands, Inc., whose stock is traded on the New York Stock Exchange. From February 2002 to January 2003, he served as the Chief Operating Officer of Bath & Body Works. From December 2000 to November 2001, he served as President and Chief Operating Officer of inChord Communications Inc., a group of communication companies that provide customized marketing solutions. From April 1996 to November 2000, he served as Chairman and Chief Executive Officer of Bank One Retail Group.

          James F. Wright (age 53). Mr. Wright has been a director of Spartan Stores since 2002. He has served as the President and Chief Operating Officer of Tractor Supply Company, a

farm equipment retailer whose stock is listed on The Nasdaq Stock Market, since November 2000. He is also a director of Tractor Supply Company. From 1997 to 2000, he served as President and Chief Executive Officer of Tire Kingdom, a chain of retail tire stores headquartered in West Palm Beach, Florida.

Directors With Terms Expiring in 2004

          Craig C. Sturken (age 59). Mr. Sturken joined Spartan Stores as our President and Chief Executive Officer in March 2003. He was appointed to our board of directors at the same time. Mr. Sturken has spent his entire career in the grocery industry and brings more than 40 years of retail grocery and wholesale experience to Spartan Stores, including 10 years with the Great Atlantic & Pacific Tea Company ("A&P"), a food retailer and wholesaler whose stock is traded on the New York Stock Exchange. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P's Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P's Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers' Company.

          Alex J. DeYonker (age 53). Mr. DeYonker has been a director of Spartan Stores since 1999 and has served as our Secretary since 2000 and as our General Counsel since 1995. He served as our Assistant Secretary from 1995 to 2000. Mr. DeYonker is the managing partner of Warner Norcross & Judd LLP, a Michigan law firm.

          Gregory P. Josefowicz (age 50). Mr. Josefowicz has been a director of Spartan Stores since July 2001. He has served as the President and Chief Executive Officer and as a director of Borders Group, Inc., a retail bookstore company whose stock is traded on the New York Stock Exchange, since November 1999, and was named Borders Group's Chairman of the Board in January 2002. For more than five years prior to joining Borders Group, he served in a variety of executive positions, most recently as President, with Jewel-Osco, a food and drug retailer that is currently a division of Albertson's, Inc. Mr. Josefowicz also serves as a director of Ryerson Tull, Inc., a distributor and processor of metals whose stock is traded on the New York Stock Exchange.

Board and Committee Meetings

          Spartan Stores' board of directors held eight meetings during the fiscal year ended March 29, 2003, which we refer to as "fiscal 2003." In fiscal 2003, each director attended at least 75% of the total of all meetings of the board of directors and the committees on which he or she served (during the periods that he or she served), except for Mr. Stevens, who attended approximately 70% of such meetings.

Board Committees

          Spartan Stores' board has four standing committees:

•	the executive committee;

•	the audit committee;

•	the compensation committee; and

•	the nominating committee.

          Executive Committee. The executive committee has the full power and authority of the board to manage the business affairs and property of Spartan Stores between meetings of the full board. The executive committee can also declare distributions and dividends and authorize the issuance of stock, as permitted by our bylaws and by applicable laws. In addition, the executive committee recommends to the board a successor to the Chief Executive Officer when a vacancy occurs.

          The executive committee consists of Spartan Stores' Chairman of the Board, Mr. Meyer, and the chairpersons of the other board committees, Ms. Nickels, Dr. Floyd and Mr. Josefowicz. Mr. Meyer is the chairperson of the executive committee. The executive committee met five times during fiscal 2003.

          Audit Committee. The audit committee:

•	selects the independent accountants;

•	consults with the internal auditor and independent accountants regarding the adequacy of internal financial controls;

•	determines the compensation, terms of engagement and independence of the independent accountants;

•	reviews the results of audits by the independent accountants; and

•	reviews the annual financial statements and any disputes between management and the independent accountants.

          See "Independent Auditors-Audit Committee Pre-Approval Policies" on page 29 for a discussion of the audit committee's procedures for approving services to be provided by the independent auditors to Spartan Stores and its subsidiaries.

          Ms. Nickels, Dr. Floyd and Mr. Stevens currently serve on the audit committee. Ms. Nickels is the chairperson of the audit committee. The audit committee met seven times during fiscal 2003.

          The board of directors adopted a written charter for the audit committee. A copy of the charter was attached as Appendix A to the proxy statement for our 2001 annual meeting of shareholders.

          We believe that all of the members of the audit committee are "independent," as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. Further, we believe that Ms. Nickels qualifies as an "audit committee financial expert" within the meaning of Item 401(h) of Securities and Exchange Commission ("SEC") Regulation S-K.

          Compensation Committee. The compensation committee:

•	administers our stock option, bonus and purchase plans;

•	in conjunction with the executive committee, recommends to the board of directors the compensation of the Chief Executive Officer;

•	with input from the Chief Executive Officer, approves the annual incentives, stock options and other benefits of other corporate officers;

•	authorizes the issuance of stock and stock options pursuant to our 2001 Stock Incentive Plan; and

•	reviews policies regarding the operation of our executive compensation programs.

          Dr. Floyd and Messrs. Josefowicz and Stevens currently serve on the compensation committee. Dr. Floyd is the chairperson of the compensation committee. The compensation committee met four times during fiscal 2003.

          Nominating Committee. The nominating committee:

•	identifies potential nominees for election as directors, reviews their qualifications and recommends to the board qualified candidates;

•	recommends to the board of directors the individuals to be selected for membership on the various board committees; and

•	establishes standards for membership on the board and any committee of the board.

          Messrs. Josefowicz, DeYonker, Iott and Wright currently serve on the nominating committee. Mr. Josefowicz is the chairperson of the nominating committee. The nominating committee met one time during fiscal 2003.

Shareholder Nominations of Director Candidates

          Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	any other information concerning each nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of those nominees.

          To be timely, a shareholder's notice must be delivered to or mailed and received at Spartan Stores' principal executive offices (1) at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders or (2) not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

Compensation of Directors

                    Each director receives a base compensation of $20,000 per year and $1,000 for attendance at each meeting of the board or a board committee. Directors also are reimbursed for travel and lodging expenses for meetings attended and are eligible to participate in the Spartan Stores, Inc. Directors' Stock Purchase Plan. That plan provides that directors may elect to receive at least 25% and up to 100% of their director's fees (as defined in the plan) in the form of Spartan Stores common stock. However, all 25,000 shares that had been authorized under the Directors' Stock Purchase Plan have been issued and the Plan is currently suspended.

Ownership of Spartan Stores Stock

Five Percent Shareholders

          To our knowledge, no entity or any "group" (as that term is used in Section 13 of the Securities Exchange Act) was the beneficial owner of 5% or more of Spartan Stores' outstanding shares of common stock as of June 20, 2003.

Security Ownership of Management

          The following table sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each of our named executive officers (as that term is defined in the Summary Compensation Table on pages 14 to 15) and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of June 20, 2003:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

M. Shân Atkins	--	--	--	*
David deS. Couch	65,883	4,000	69,883	*
Alex J. DeYonker	2,000	--	2,000	*
Mark C. Eriks	49,457	--	49,457	*
Elson S. Floyd, Ph.D.	4,930	--	4,930	*
Frank M. Gambino, Ed.D.	--	--	--	*
Richard B. Iott	395,904	156,776	552,680	2.8
Gregory P. Josefowicz	--	3,720	3,720	*
James B. Meyer	171,058	58,345	229,403	1.1
Elizabeth A. Nickels	5,299	--	5,299	*
Timothy J. O'Donovan	--	--	--	*
John M. Sommavilla	91,114	--	91,114	*
David M. Staples	80,445	--	80,445	*
Kenneth T. Stevens	1,659	--	1,659	*
Craig C. Sturken	50,000	--	50,000	*
James F. Wright	618	--	618	*
All directors, nominees and executive officers as a group (19 persons)	1,004,539	229,841	1,234,380	6.1

___________________________

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after June 20, 2003, and that were awarded under Spartan Stores'

stock-based compensation plans. Each listed person having such stock options, along with the number of shares subject to such options, is shown in the chart below:

David deS. Couch	40,760
Mark C. Eriks	27,083
James B. Meyer	171,058
John M. Sommavilla	68,419
David M. Staples	68,419
All directors, nominees and executive officers as a group	429,905

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 19,943,257 shares of common stock outstanding as of June 20, 2003, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after June 20, 2003. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

Spartan Stores' Officers

          The following sets forth biographical information concerning Spartan Stores' officers who are not directors of Spartan Stores:

          David deS. Couch (age 52). Vice President Information Technology since 1996. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Previously, Mr. Couch held positions in product marketing, data center management and communication network management for Hewlett Packard and General Foods Corporation.

          Dennis Eidson (age 49) Mr. Eidson was appointed as our Executive Vice President of Marketing and Merchandising in March 2003. Before joining Spartan Stores, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P's Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P's Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P's Farmer Jack division from June 1997 to March 2000.

          Mark C. Eriks (age 46). Vice President Human Resources since January 2001. From June 1999 to January 2001, he was a member of Miller, Johnson, Snell & Cummiskey, P.L.C., a law firm in Grand Rapids, Michigan. From March 1989 to May 1999, he was employed by Waste Management, Inc., a waste disposal company whose stock is traded on the New York Stock Exchange, where he held the position of Vice President of Human Resources.

          Sally J. Lake (age 38). Vice President Wholesale Merchandising since May 2003. Ms. Lake joined Spartan Stores in 1985 in the merchandising group and has held several management positions with our company, including service as our Vice President Marketing from December 2000 to May 2003. Before she became Vice President Marketing, Ms. Lake was the Divisional Vice President of Sales and Marketing for our retail division.

          John M. Sommavilla (age 44). Executive Vice President Supply Chain and Convenience Stores since November 2000. Mr. Sommavilla is responsible for company-wide replenishment buying, supply chain and convenience-store distribution initiatives. Mr. Sommavilla began his career at Spartan Stores in 1985 in our grocery distribution center operations. Since then, he has worked in our distribution and procurement divisions holding management positions in purchasing and inbound operations. Prior to being named Executive Vice President Supply Chain and Convenience Store Division, Mr. Sommavilla held the position of Vice President of Purchasing.

          David M. Staples (age 40). Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate and finance. He came to Spartan Stores after four years at Kmart Corporation overseeing all corporate accounting and reporting functions, as well as working on various special projects in systems implementation, process improvement and divestitures. Mr. Staples' most recent position with Kmart was as Divisional Vice President for Strategic Planning and Reporting, where he was responsible for planning and analysis, budgeting, reporting and corporate accounting.

          Thomas A. Van Hall (age 47). Vice President Finance since March 2001. Prior to joining Spartan Stores, Mr. Van Hall served as Vice President--Planning and Analysis of the U.S. Foods Division of Sara Lee Corporation from May 2000 to May 2001. From December 1997 to May 2000, he served as the Vice President--Supply Chain and from 1991 to 1997 he served as Vice President--Finance of the Bil Mar Foods Division of Sara Lee Corporation.

Executive Compensation

Compensation Summary

          The following table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended March 29, 2003 by the Chief Executive Officer and each of Spartan Stores' four most highly compensated executive officers who served in positions other than the Chief Executive Officer at the end of fiscal 2003 (together with the CEO, the "named executive officers"). During fiscal 2003, two persons served as our Chief Executive Officer, as Mr. Sturken replaced Mr. Meyer in that position in March 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year(1)	Salary	Bonus(2)	Restricted Stock Awards(3)	Securities Underlying Options	All Other Compensation(4)

Craig C. Sturken(5) President and Chief Executive Officer	2003	$40,000	$ 139,301	$ 119,500	150,000	$0

James B. Meyer(6) Chairman of the Board Former President and Chief Executive Officer	2003 2002 2001	600,080 600,080 558,890	0 0 223,653	0 0 0	100,000 100,000 105,344	59,019 12,557 12,075

David M. Staples Executive Vice President Chief Financial Officer	2003 2002 2001	289,900 288,760 260,183	0 0 86,032	21,500 0 0	35,000 50,000 51,336	13,046 10,974 8,357

John M. Sommavilla Executive Vice President Supply Chain and Convenience Stores	2003 2002 2001	245,180 244,400 197,125	0 0 78,524	21,500 0 0	35,000 50,000 51,336	11,034 10,974 8,357

David deS. Couch Vice President Information Technology	2003 2002 2001	205,920 205,460 201,220	0 0 60,989	10,750 0 0	25,000 25,000 26,336	8,030 12,232 9,741

Mark C. Eriks(7) Vice President Human Resources	2003 2002 2001	190,060 189,286 31,154	0 0 8,813	21,500 0 0	25,000 25,000 12,500	8,553 7,789 779

(1)

Spartan Stores' fiscal year ends on the last Saturday of March. Accordingly, "2003" refers to the fiscal year that ended on March 29, 2003, "2002" refers to the fiscal year that ended on March 30, 2002 and "2001" refers to the fiscal year that ended on March 31, 2001. Fiscal 2003 and fiscal 2002 were 52-week years. Fiscal 2001 was a 53-week year.

(2)

The amounts listed in this column for fiscal 2001 include bonus amounts elected under the 1991 Stock Bonus Plan, plus an amount equal to 30 percent of such bonus amounts received in the form of common stock. The amounts listed in this column also include cash bonuses accrued in fiscal 2001 for payment in the following year pursuant to Spartan Stores' Annual Incentive Plan.

(3)

The values of restricted stock awards reported in this column are calculated using the closing market price of common stock on the date of grant. As of the end of fiscal 2003, five of the named executive officers held shares of restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of restricted stock held by these five named executive officers and the aggregate value of those shares at the end of fiscal 2003 (based on the closing price of common stock on March 28, 2003, which was $2.32 per share), without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

	Number of Shares	Aggregate Value
Craig C. Sturken	50,000	$116,000
David M. Staples	10,000	23,200
John M. Sommavilla	10,000	23,200
David deS. Couch	5,000	11,600
Mark C. Eriks	10,000	23,200

(4)

The compensation listed in this column for fiscal 2003 consists of: (a) amounts paid by Spartan Stores for split dollar and term life insurance, (b) Spartan Stores' matching contributions under its Savings Plus Plan and (c) Spartan Stores' matching contributions under its Supplemental Executive Savings Plan. The amounts included for each such factor for fiscal 2003 are:

	(a)	(b)	(c)

Mr. Sturken	$0	$0	$0
Mr. Meyer	32,766	8,500	17,753
Mr. Staples	0	8,500	4,546
Mr. Sommavilla	0	8,500	2,534
Mr. Couch	0	8,030	0
Mr. Eriks	0	8,369	185

(5)

Mr. Sturken joined Spartan Stores in March 2003. Accordingly, the amount listed as his salary for fiscal 2003 represents only approximately one month of compensation. The stock option and restricted stock grants represent incentive compensation granted to Mr. Sturken for joining Spartan Stores.

(6)

Mr. Sturken replaced Mr. Meyer as Spartan Stores' President and Chief Executive Officer effective March 3, 2003. Mr. Meyer will remain employed by the company until his retirement, effective January 1, 2004.

(7)	Mr. Eriks joined Spartan Stores in January 2001. Accordingly, the amount listed as his salary for fiscal 2001 represents less than three months of compensation.

Stock Options

          Under Spartan Stores' stock option plans, options to purchase common stock may be granted to officers, employees and directors (although no options have been granted to non-employee directors to date). The following tables set forth information concerning stock options granted under our stock option plans during fiscal 2003 to the named executive officers and the unexercised options held by them as of the end of fiscal 2003.

OPTION GRANTS IN LAST FISCAL YEAR (1)

Individual Grants
	Number of Securities Underlying	Percent of Total Options Granted to Employees	Exercise	Expira-	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Options Granted	in Fiscal Year	Price Per Share	tion Date	5%	10%

Craig C. Sturken	150,000	19.9%	$2.39	3/2/2013	$225,459	$571,357
James B. Meyer	100,000	13.3	8.07	5/7/2012	507,518	1,286,150
David M. Staples	35,000	4.6	8.07	5/7/2012	177,631	450,152
John M. Sommavilla	35,000	4.6	8.07	5/7/2012	177,631	450,152
David deS. Couch	25,000	3.3	8.07	5/7/2012	126,880	321,538
Mark C. Eriks	25,000	3.3	8.07	5/7/2012	126,880	321,538

(1)

The exercise price per share equals the average of the high and low sales price of Spartan Stores common stock on Nasdaq on the most recent trading day before the option grant. These options are exercisable in four equal yearly increments. In other words, one-fourth of the option becomes exercisable on the first anniversary of the grant date, the second one-fourth becomes exercisable on the second anniversary of the grant date, the third one-fourth becomes exercisable in the third anniversary of the grant date and the final one-fourth becomes exercisable on the fourth anniversary of the grant date. Generally speaking, options will also vest upon a change in control of Spartan Stores. All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of death, retirement or other termination of employment. The exercise price of the options may be paid in cash, by delivering shares of Spartan Stores common stock that the option holder has owned for at least six months, or by any combination thereof.

FISCAL YEAR-END OPTION VALUES(1)

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig C. Sturken	0	150,000	$--	$--
James B. Meyer	123,729	208,335	--	--
David M. Staples	47,168	89,168	--	--
John M. Sommavilla	47,168	89,168	--	--
David deS. Couch	28,260	52,084	--	--
Mark C. Eriks	14,583	47,917	--	--

_______________________________

(1)	None of the persons listed above exercised any options during fiscal 2003.

(2)

Based on the closing price of Spartan Stores common stock on Nasdaq on March 28, 2003, the market value of Spartan Stores common stock at fiscal year-end was $2.32 per share. All of the options reflected in the second and third columns of this table have higher exercise prices than $2.32 per share; thus, there are no "in-the-money" options for purposes of this chart.

Equity Compensation Plan Information

          The following table provides information about Spartan Stores' equity compensation plans regarding the number of securities to be issued under these plans, the weighted-average exercise prices of options outstanding under these plans and the number of securities available for future issuance as of the end of fiscal 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
________________	________________	________________	________________
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,419,239	$9.08	1,260,471

Equity compensation plans not approved by security holders	0	Not applicable	0

Total	1,419,239	$9.08	1,260,471

(1) Consists of the Spartan Stores, Inc. 1991 Stock Option Plan, the Spartan Stores, Inc. 2001 Stock Incentive Plan and the Spartan Stores, Inc. 2001 Stock Bonus Plan. Stock options may no longer be issued under the 1991 Stock Option Plan. The numbers of shares reflected in column (c) in the table above with respect to the 2001 Stock

Incentive Plan (960,471) and the 2001 Stock Bonus Plan (300,000 shares) represent shares that may be issued other than upon the exercise of an option, warrant or right. Each plan listed above contains customary anti-dilution provisions that are applicable in the event of a stock split or certain other changes in Spartan Stores' capitalization. This table does not include the 2001 Associate Stock Purchase Plan because, as discussed above, that plan has been suspended, had no options outstanding at the end of fiscal 2003 and will be re-opened only if the shareholders approve the amendment to it described in this proxy statement.

Long-Term Incentive Awards

          In October 2002, James Meyer announced his intention to retire from Spartan Stores and our board of directors began to search for his replacement. In recognition of the fact that Spartan Stores' ability to retain its officers and other key employees is critical to a smooth transition to a new President and CEO, in November 2002 our board of directors approved retention incentives that were designed to encourage these persons to remain with Spartan Stores during this time of transition. The board approved the issuance of restricted stock (as disclosed in the Summary Compensation Table on pages 14 to 15) to certain officers and cash incentives in the form of a bonus which will be payable to an officer provided that he or she stays with Spartan Stores through the end of fiscal 2004. The officer would also receive the cash bonus if he or she is terminated by Spartan Stores without cause prior to the end of fiscal 2004. The cash bonus represents the minimum pay-out that the officer would receive under our Annual Incentive Plan with respect to fiscal 2004; officers could earn more if the performance criteria applicable for fiscal 2004 under the Annual Incentive Plan are met.

          The following table sets forth certain information concerning the minimum cash bonuses that will be paid to the named executive officers if they remain employed by Spartan Stores at the end of fiscal 2004:

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

Name	Performance or Other Period until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
		Target
Craig C. Sturken	Not applicable	$ --
James B. Meyer	Not applicable	--
David M. Staples	3/27/2004	125,000
John M. Sommavilla	3/27/2004	125,000
David deS. Couch	3/27/2004	75,000
Mark C. Eriks	3/27/2004	125,000

Employment Agreements and Change in Control Arrangements

          Spartan Stores' officers are appointed annually by and serve at the pleasure of the board or the Chief Executive Officer.

          On March 3, 2003, Mr. Sturken, our President and CEO, entered into an employment agreement with Spartan Stores. Under the employment agreement, Spartan Stores provides Mr. Sturken with an annual base salary, which may be revised annually, an annual bonus targeted at 40% of his annual base salary, but not to exceed 80% of his annual base salary, and other fringe benefits. Mr. Sturken has agreed that his guaranteed bonus of $208,000 for fiscal 2004 will be paid in the form of Spartan Stores common stock pursuant to the terms of our 2001 Stock Bonus Plan.

          The employment agreement provides that Mr. Sturken's employment may be terminated upon Mr. Sturken's death or dis-

ability, by Spartan Stores at will, by Mr. Sturken at his option upon 30 days' written notice to Spartan Stores, for cause (as defined in the employment agreement) or upon certain other events. Upon termination by Spartan Stores for any reason other than for cause or Mr. Sturken's death or disability, or upon termination by Mr. Sturken for good reason (as defined in the employment agreement), Mr. Sturken will receive his current salary for one year after the date of severance, company-paid COBRA health care continuation and up to $10,000 in outplacement assistance. To be eligible for severance pay under the employment agreement, Mr. Sturken must meet certain conditions, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement. If Mr. Sturken voluntarily terminates his employment or is terminated by Spartan Stores for cause or because Spartan Stores determines he is unable to perform his duties, the board of directors or a committee of the board may rescind and terminate any stock options, restricted stock or stock awards previously granted to Mr. Sturken within 90 days preceding his termination.

          As of August 14, 1996, Mr. Meyer, our former President and CEO, entered into an employment agreement with Spartan Stores. On November 15, 2001, Mr. Meyer and Spartan Stores entered into a revised employment agreement. On March 3, 2003, Mr. Meyer and Spartan Stores entered into a memorandum of understanding to clarify certain matters relating to Mr. Meyer's retirement.

          Under the memorandum of understanding, Mr. Meyer will retire as an employee of Spartan Stores effective January 1, 2004 or such other later date as Mr. Meyer and Spartan Stores may agree. As of March 3, 2003, Mr. Meyer transferred substantially all of his duties and responsibilities as President and CEO to Mr. Sturken. Until his retirement, Mr. Meyer will serve as a consultant to and employee of Spartan Stores. Spartan Stores will pay Mr. Meyer his full salary under the employment agreement until October 31, 2003. Beginning November 1, 2003, Mr. Meyer will be required to use all of his unused sick days that he has accumulated in accordance with Spartan Stores' applicable policies. On December 31, 2003, Spartan Stores will reimburse Mr. Meyer for any unused and unpaid sick days. In addition, on March 21, 2003, Spartan Stores paid Mr. Meyer his benefit under the Spartan Stores Supplemental Executive Retirement Plan (the "SERP") ($2,874,223) and on February 1, 2004, Mr. Meyer will be entitled to an "Early Retirement Benefit" under the Pension Plan (payment of which may be limited by applicable law). See "Pension Plan," below.

          In addition to his consulting duties, Mr. Meyer agreed that:

•	he would not be entitled to receive any bonuses with respect to Spartan Stores' 2004 fiscal year or any later periods; and

•

his retirement is not a "change in control" for purposes of his executive severance agreement and he will not be entitled to any benefits under his executive severance agreement based upon a "change in control."

          As with Mr. Sturken, each of Spartan Stores' executive officers has entered into an employment agreement with Spartan Stores providing that if the officer's employment is terminated by Spartan Stores other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), Spartan Stores will continue the officer's salary for one year, provide one year of company-paid COBRA healthcare continuation coverage and provide up to $10,000 of outplacement assistance. To be eligible for these severance payments, the officer must meet certain conditions, including a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Each of Spartan Stores' executive officers has also entered into an executive severance agreement with Spartan Stores. Under these agreements, if the officer's employment with Spartan Stores terminates during a defined period (36 months for Mr. Sturken, 24 months for Executive Vice-Presidents, and 18 months for all other executive officers) after a change in control (as described below) of Spartan Stores, then the officer will receive payment of (1) the officer's unpaid base salary through the date of termination; (2) any earned or payable benefit awards and bonus payments pursuant to any plans; (3) the officer's target bonus under Spartan Stores' Annual Incentive Plan pro rated for the time the officer was employed in the fiscal year of termination; (4) the amount of salary and estimated bonus that would have been payable to the officer had his or her employment continued for an additional 36 months for the CEO, 24 months for Executive Vice-Presidents or 18 months for Vice-Presidents; (5) continuation for the same period of the officer's health, dental, prescription drug and life insurance coverage and financial and tax planning benefits; and (6) certain outplacement services.

          Each officer will also receive the additional amount he or she would have been eligible to receive under the SERP had he or she been fully vested under those plans and had his or her employment continued for an additional 36 months for the CEO, 24 months for Executive Vice-Presidents or 18 months for Vice-Presidents. With certain exceptions, these payments will not be made if the officer's employment is terminated by Spartan Stores for cause, by the officer other than with notice and for good reason or as a result of the officer's death, disability or retirement (each, a "nonqualifying termination").

          Under Mr. Sturken's executive severance agreement, if his employment terminates at any time and for any reason other than a nonqualifying termination less than three years after a change in control, he will receive the difference between: (1) the amount he was entitled to receive under the SERP and the Pension Plan on the date of termination (assuming the election of lump sum payment options under those plans); and (2) the amount he would have been entitled to receive under the SERP and the Pension Plan, assuming he was fully vested under the Pension Plan and he had continued employment for 36 months following the month in which the date he was terminated.

          The executive severance agreements further provide that upon a change in control, all of the officer's unvested stock options will vest and all restrictions on ownership of stock previously issued to the officer will lapse. Each agreement also provides "gross up" payments if the payments under the agreement cause excise taxes under the Internal Revenue Code to be payable by the officer. With some exceptions, Spartan Stores also will maintain in full force and effect for the benefit of the officer and his or her spouse and covered dependents all employee benefit plans, programs and arrangements that the officer and his or her spouse and covered dependents were entitled to participate in immediately before the date of termination until the earlier of the end of the termination period or, as to any particular benefit, the date upon which the officer receives a substantially equal benefit from a new employer.

          The term "change in control" is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the board being comprised of persons other than the current members of the board or their successors whose nominations were approved by at least two-thirds of the board or (3) the approval by the shareholders of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores' assets.

Pension Plan

          Effective as of April 1, 1998, the benefit formula of Spartan Stores' Pension Plan was redesigned to utilize a cash balance formula. Under this formula, principal credits are added annually to a participant's "account." There are two types of principal credits: basic credits and transition credits. The basic credit equals a percentage of the participant's compensation based upon a participant's years of vested service at the beginning of each calendar year in accordance with the following table:

Years of Vested Service as of January 1	Percentage of Participant's Compensation

0 - 5	4%
6 - 10	5
11 - 15	6
16 - 20	7
21 - 25	8
26 or more	9

          In addition to the basic credit, a participant may be eligible to receive a transition credit equal to a percentage of the participant's compensation based upon the participant's age on the first day of the calendar year as follows:

Participant's Age as of January 1	Percentage of Participant's Compensation

Under 35	0%
35 - 39	2
40 - 44	4
45 - 49	6
50 - 54	8
55 and over	10

          Transition credits are available for the 1998 through 2007 calendar years. However, if a participant had fewer than ten years of benefit service as of December 31, 1997, the participant is eligible for transition credits only for the number of calendar years equal to the participant's complete years of benefit service as of December 31, 1997. By way of illustration, if a participant had five years of benefit service as of December 31, 1997, she only would be entitled to five years of transition credits, provided she was or will be age 35 or older during the 1998 and 2007 calendar years.

          Effective as of January 1, 2002, a new benefit formula was added for eligible management/administration employees of Spartan Stores, Inc., United Wholesale Grocery Company and Family Fare, LLC who are hired on or after January 1, 2002; for newly eligible retail management employees of Family Fare, LLC; and newly eligible management/ administration and retail management employees of Prevo's Family Markets, Inc., PFM Management, LLC (since renamed Spartan Stores Associates, LLC), L&L/Jiroch Distributing Company, Seaway Food Town, Inc., Buckeye Real Estate Management Co., Gruber's Food Town, Inc., The Pharm of Michigan, Inc. and Tracy & Avery Food Town, Inc. (All of the foregoing are direct or indirect wholly owned subsidiaries of Spartan Stores.) For this group of participants, the basic credit (which equals a percentage of the participant's compensation based upon the participant's years of vested service at the beginning of each calendar year) is determined in accordance with the following table:

Years of Vested Service as of January 1	Percentage of Participant's Compensation

0-5	2.5%
6-15	3
16-25	4
25 or more	5

          As of April 1, 2003, the Pension Plan was amended to suspend the accrual of principal credits. As a result, no principal credits (basic and transition credits) will be added to a participant's account balance for the period beginning April 1, 2003 and ending March 31, 2004, and compensation earned by a participant during this period will be disregarded for Pension Plan purposes.

          In addition to the principal credits, interest credits are also added annually to a participant's "account" based upon the participant's account balance as of the last day of the immediately preceding calendar year. The interest rate used for this purpose was the average of 30-year Treasury constant maturities yields over the 12 months ending in November of the prior calendar year. As a result of the U.S. Department of Treasury suspension of the issuance of 30-year bonds, as of February 1, 2002, the Pension Plan uses the applicable interest rate determined based upon guidance published in the Internal Revenue Bulletin for this purpose.

          Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which can be distributed either in a monthly annuity or in a lump sum. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance. For persons who were participants before April 1, 1998, the Pension Plan provides that the retirement benefit will not be less than the benefit accrued as of March 31, 1998.

          Effective as of January 1, 2003, PFM Management, LLC changed its name to Spartan Stores Associates, LLC. Also as of January 1, 2003, other than certain officers of Spartan Stores, all associates who were previously employed by Spartan Stores or one of its direct or indirect wholly owned subsidiaries became employed by Spartan Stores Associates, LLC. As a result, effective as of January 1, 2003, in addition to Spartan Stores, Inc. the only other participating employer in the Pension Plan is Spartan Stores Associates, LLC. This change was not intended to affect an associate's participation in the Pension Plan. Therefore, only associates of Spartan Stores, Inc. or Spartan Stores Associates, LLC who are classified as management/administration or retail management continue to be eligible to participate. Further, the special rules regarding the determination of a participant's years of vested and benefit service and the applicable basic credit schedule will continue to be determined in accordance with the participant's employer, job classification and date of hire on the date the applicable plan provision became effective.

          Spartan Stores also maintains the SERP, which provides nonqualified deferred compensation benefits to Spartan Stores' officers. The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the "statutory limits." Accordingly, each officer's benefit under the SERP is equal to the officer's benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits. However, Mr. Meyer's SERP benefit is expressed as a target amount which is equal to the benefit that would have accrued but for the operation of statutory limits under the Pension Plan's formula that was in effect before April 1, 1998, minus his actual accrued benefit under the Pension Plan.

          Benefits under the SERP are paid from Spartan Stores' general assets. There is no separate trust that has been established to fund benefits. As of March 29, 2003, the estimated total benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age (age 65) for Messrs. Sturken, Staples, Sommavilla, Couch and Eriks are expected to be approximately $120,000, $1,720,000, $1,970,000, $1,090,000 and $560,000, respectively. As noted above, on March 21, 2003, Spartan Stores paid Mr. Meyer his benefit under the SERP and on February 1, 2004, Mr. Meyer will be entitled to an "Early Retirement Benefit" under the Pension Plan (payment of which may be limited by applicable law) in the form of a monthly annuity payment ranging from $3,277 to $3,655, depending on which option Mr. Meyer chooses.

Certain Relationships and Related Transactions

          Mr. DeYonker, a director of Spartan Stores, is a partner with the law firm of Warner Norcross & Judd llp. During the past fiscal year and the current fiscal year, Spartan Stores has retained and anticipates it will retain Warner Norcross & Judd LLP for certain legal services.

          Mr. Iott, a director of Spartan Stores, is the president of a family owned partnership that is the landlord at two of our stores and our floral distribution center in Toledo. We pay this partnership an aggregate of $36,188 per month in rents for these locations.

          For any transaction in which a director has an interest, Spartan Stores' general policy and practice is that the director may proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the board, the board determines that the transaction is fair to Spartan Stores and the transaction is approved by the affirmative vote of a majority of the board members who have no interest in the transaction. Each such transaction is made on terms no less favorable to Spartan Stores than those offered generally to entities that are not affiliated with any director.

Compensation Committee Report on Executive Compensation

          The compensation committee of the board of directors is comprised solely of directors who are not associates (employees) of Spartan Stores. The compensation committee provides assistance to the board of directors in fulfilling the board's responsibility to shareholders and the investment community relating to Spartan Stores' compensation and benefit programs and policies. Included among these responsibilities is establishing Spartan Stores' compensation philosophy and administering the compensation programs for Spartan Stores' officers and other key associates. In doing so, the compensation committee's responsibility is to ensure that Spartan Stores' compensation programs are competitive and closely related to both individual and corporate performance. The compensation committee periodically engages independent compensation consultants to assist in this process.

Compensation Philosophy

          Spartan Stores' executive compensation program is designed to:

•	allow Spartan Stores to attract, retain and motivate key executives who are critical for current and long-term success;

•	support Spartan Stores' long-range business strategy;

•	establish a clear linkage between individual performance objectives and corporate or business unit financial performance objectives; and

•	align executive compensation with shareholder interests by linking long-term incentives to increasing shareholder value.

          In order to maintain a competitive total compensation program, Spartan Stores compares itself with a similar-sized peer group in the wholesale/retail grocery business. In some cases, Spartan Stores analyzes competitive practices in general industries for those positions that may be occupied by officers recruited from non-wholesale/retail grocery businesses.

Components of Executive Compensation

          Spartan Stores' executive compensation program is comprised of three components: base pay, annual incentives and long-term incentives. Spartan Stores does not make loans or extend credit to its directors or executive officers. None of Spartan Stores' directors or executive officers were indebted to the company in fiscal 2003.

          Base Pay

          The base pay of officers is based on three factors:

•	market competitiveness;

•	individual performance and organizational contribution; and

•	level of experience.

          The compensation committee, in conjunction with the executive committee, recommends to the board of directors the compensation of Spartan Stores' Chief

Executive Officer. The Chief Executive Officer, who is currently a board member, does not participate in the board's deliberations concerning his compensation. See "Compensation of the Chief Executive Officer," below. With input from the Chief Executive Officer, the compensation committee approves the annual incentives, stock options and other benefits of other corporate officers.

          Annual Incentives

          Spartan Stores' Annual Incentive Plan provides annual incentive compensation for participants who are in a position to make substantial contributions toward achievement of goals established pursuant to the plan. The objectives of the Annual Incentive Plan are to:

•	motivate participants to achieve Spartan Stores' annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores' financial success;

•	provide a competitive incentive compensation opportunity;

•	create a linkage between participant contribution and Spartan Stores' business and financial objectives; and

•	assist in the attraction, retention and motivation of associates.

          For fiscal 2003, the annual incentive opportunity had two components: (1) attaining pre-determined corporate and business unit financial goals and (2) achieving specific, measurable operational improvement goals. The percentage of the incentive opportunity allocated to these two components varies depending on the participant's level in the organization. For a participant to receive an incentive payout for either of these components, Spartan Stores must achieve a threshold level of performance for consolidated net earnings. If a threshold level of performance is achieved, participants are eligible to receive a specified percentage of their annual base salary as an incentive payout under the Annual Incentive Plan. In fiscal 2003, Spartan Stores did not achieve its threshold level of performance for consolidated net earnings; therefore, no incentive payouts were made.

          Long-Term Incentives

          Spartan Stores' long-term incentives are designed to align executive compensation with shareholder interests, encourage stock ownership by officers and reward superior long-term financial performance. These objectives are implemented through Spartan Stores' 2001 Stock Incentive Plan.

          Stock options are intended to align officers' and other key associates' interests with shareholders by giving them the opportunity to purchase shares of common stock. Stock options become valuable only if the stock price appreciates after the award. Currently, all of Spartan Stores' officers have received stock option grants. Options vest in four equal yearly installments. In other words, for those options granted after January 2001, one-fourth of an option will first become exercisable on the first anniversary of the grant, the second one-fourth of an option will become exercisable on the second anniversary of the grant, the third one-fourth of an option will become exercisable on the third anniversary of the grant and the final one-fourth of an option will become exercisable on the fourth anniversary of the grant. (Options granted prior to August 2000 were fully exercisable at the time of the grant.) Each stock option expires ten years after the grant date.

Stock Ownership Guidelines

          Stock ownership guidelines for corporate officers have been established so that officers face the same downside risk-and upside potential-that shareholders experience. Corporate officers are expected to show significant progress toward reaching the following goals:

Position	Stock Ownership Level

Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Vice Presidents	1 times base salary

          Corporate officers are expected to meet the required stock ownership levels four years from their appointment as an officer. Shares that are subject to stock options are not counted for purposes of determining stock ownership.

Compensation of the Chief Executive Officer

          As noted above, James Meyer has announced that he will retire from the company effective as of January 1, 2004. Mr. Meyer did not receive a salary increase or an annual bonus payment during fiscal 2003. For a discussion of Mr. Meyer's compensation under his Employment Agreement and Memorandum of Understanding, see "Employment Agreements and Change in Control Arrangements," beginning on page 19.

          On March 3, 2003, we hired Mr. Sturken as President and Chief Executive Officer. The board of directors approved Mr. Sturken's employment agreement after an extensive search had been conducted by the board with the assistance of an executive search firm. In negotiating the terms of Mr. Sturken's employment agreement, the board sought advice from outside legal counsel and independent compensation consultants, and considered such factors as the competitive levels of CEO compensation at other companies of comparable industry and size, Spartan Stores' internal executive compensation practices and the level of compensation deemed necessary to induce Mr. Sturken to accept Spartan Stores' offer of employment. For fiscal 2003, the base salary and stock option and restricted stock awards for Mr. Sturken were all determined pursuant to the terms of his employment agreement as described under "Employment Agreements and Change in Control Arrangements" beginning on page 19.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. No officer's total compensation for fiscal 2003 exceeded the limitations on deductibility under Section 162(m). It is Spartan Stores' policy to qualify as much of the compensation paid to its officers as possible for deductibility under Section 162(m). However, under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid. Spartan Stores will continue to assess the impact of Section 162(m) and take action to assure that appropriate levels of deductibility are maintained.

Board Approval

          All recommendations of the compensation committee relating to fiscal 2003 compensation were unanimously approved by the board of directors without modification, with Mr. Meyer abstaining from voting on his compensation.

Respectfully submitted,

Elson S. Floyd, Ph.D., Chairperson
Gregory Josefowicz
Kenneth T. Stevens

Audit Committee Report

          The audit committee reviews and supervises Spartan Stores' procedures for recording and reporting the financial results of its operations on behalf of the board of directors. Spartan Stores' management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. As part of its supervisory duties, the audit committee has reviewed Spartan Stores' audited financial statements and has discussed those financial statements with Spartan Stores' management.

          The audit committee has also discussed with Spartan Stores' independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the judgments of the independent auditors concerning the quality of Spartan Stores' accounting practices and such other matters that are required under applicable rules, regulations, generally accepted auditing standards and generally accepted accounting principles to be discussed with the independent auditors. In addition, the audit committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board and has discussed their independence from Spartan Stores and Spartan Stores' management with them, including a consideration of the compatibility of non-audit services with their independence.

          Based on the reviews and discussions described above, the audit committee recommended to Spartan Stores' board of directors that the audited financial statements be included in Spartan Stores' Annual Report on Form 10-K for the year ended March 29, 2003.

Respectfully submitted,

Elizabeth A. Nickels, Chairperson
Elson S. Floyd, Ph.D.
Kenneth T. Stevens

Stock Price Performance Graph

          The following graph compares the cumulative total shareholder return on Spartan Stores common stock to (1) the Standard and Poor's (S&P) 500 index and (2) a peer group index, over a period beginning on the date that Spartan Stores common stock began trading on the Nasdaq Stock Market National Market System (which was August 2, 2000) and ending on March 29, 2003.

          The peer group index is comprised of the following companies: (1) Fleming Companies, Inc.; (2) Marsh Supermarkets, Inc.; (3) Nash-Finch Company; (4) Fresh Brands, Inc. (formerly known as Schultz Sav-O Stores, Inc.) and (5) SUPERVALU Inc.

          Cumulative total shareholder return is measured by the sum of (1) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (2) the difference between the share price at the end and the beginning of the measurement period, divided by the share price at the beginning of the measurement period.

COMPARISON OF CUMULATIVE TOTAL
SHAREHOLDER RETURN

The dollar values for total shareholder return plotted in the graph above are shown in the table below:

Date	Spartan Stores	S&P 500	Peer Group

August 2, 2000	$100.00	$100.00	$100.00
March 25, 2001	82.42	81.74	101.56
March 31, 2002	63.57	81.94	158.81
March 29, 2003	19.78	61.65	77.14

Independent Auditors

General

          Spartan Stores' audit committee has appointed Deloitte & Touche llp as its independent auditors for fiscal 2004. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

          The audit committee is required to approve the engagement of and engages Deloitte & Touche to perform audit and other services for Spartan Stores and its subsidiaries. In October 2002, Spartan Stores instituted interim procedures for the pre-approval by the Audit Committee of all services provided by Deloitte & Touche llp. These procedures are described below.

Independent Auditors' Fees

          The aggregate fees billed by Deloitte & Touche llp to Spartan Stores and its subsidiaries for fiscal 2003 and fiscal 2002 are as follows:

	Fiscal 2003	Fiscal 2002

Audit Fees (1)	$521,695	$394,150
Audit-related Fees (2)	134,661	59,550
Tax Fees (3)	1,019,425	1,357,000
All Other Fees	--	--

_______________________
(1)	Audit services consist of the annual audit, reviews of quarterly reports on Form 10-Q and related consultations.
(2)	Audit-related fees consists principally of services related to employee benefit plan audits and other consultations not arising as part of the audit.
(3)	Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence.

          During fiscal 2003, Deloitte & Touche llp did not provide any services to Spartan Stores or its subsidiaries related to financial information systems design and implementation.

Audit Committee Pre-Approval Policies

          In October 2002, the audit committee adopted an interim policy for the approval of audit and permissible non-audit services provided by Deloitte & Touche. This policy concerns the procedures to be followed by Spartan Stores when retaining the independent auditors to perform audit and permissible non-audit services. The policy requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the audit committee, subject to certain de minimus exceptions set forth in the policy. The policy allows the audit committee to delegate to one or more members of the audit committee the authority to approve the independent auditors' services. The policy also provides that the audit committee will have authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the policy sets forth certain services that the independent auditors are prohibited from providing to Spartan Stores or its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores' directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2003, we believe that our directors and officers complied with all applicable filing requirements during fiscal 2003, except for the following. Form 4 reports filed on behalf of Messrs. Couch, Eriks, Sommavilla, Staples, Thomas and Van Hall to report restricted stock grants that occurred on November 13, 2002 were filed late. In addition, Form 4 reports for Messrs. Eriks, Meyer, Sommavilla and Staples to report matching grants of "phantom stock" under the Supplemental Executive Savings Plan that occurred on January 16, 2003 were filed late.

Shareholder Proposals

          To be considered timely, shareholder proposals intended to be presented at the 2004 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by us not later than March 4, 2004. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8. All shareholder proposals must comply with the notice provisions set forth in Spartan Stores' restated bylaws. You should address all shareholder proposals to the attention of our Corporate Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

          In addition, we have engaged Georgeson Shareholder Communications Inc., at an estimated cost of $5,000, plus expenses and disbursements, to assist us in the solicitation of proxies.

By Order of the Board of Directors

Alex J. DeYonker
Secretary

Grand Rapids, Michigan
July 2, 2003

Appendix A

SPARTAN STORES, INC.
2001 ASSOCIATE STOCK PURCHASE PLAN
(As proposed to be amended)

SECTION 1
PURPOSE OF PLAN

          The purpose of the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan is to encourage Associates of the Company and the Company's Subsidiaries to promote the best interests of the Company and to align the interests of Associates with the Company's shareholders by permitting Eligible Associates to purchase shares of the Company's Common Stock, at a price less than the Market Price of the Common Stock. The purchase of Common Stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as, an employee stock purchase plan under Section 423 of the Code.

SECTION 2
DEFINITIONS

          The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	"Associate" means an employee of the Company or one of its Subsidiaries.

2.2	"Board" means the Board of Directors of the Company.

2.3

"Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section(s) of the Code.

2.4	"Committee" means the Compensation Committee of the Board or such other committee as the Board may from time to time designate to administer the Plan.

2.5	"Common Stock" means the Company's common stock, no par value.

2.6	"Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

2.7

"Election Form" means a notice (in a form approved by the Committee) that an Eligible Associate must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Associate's behalf under the Plan.

2.8

Subject to Section 5 below, "Eligible Associates" means all present and future active Associates of the Company and its Subsidiaries, except (a) Associates whose customary employment by the Company or its Subsidiaries is (i) less than 20 hours per week or (ii) not more than five months in any calendar year and (b) Associates who have been employed by the Company or a Subsidiary for less than one year.

Appendix A - Page 1

2.9

"Investment Sharebuilder Account" means the account established on behalf of a Participating Associate pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.

2.10

"Market Value" as of any Stock Purchase Date means the average, rounded to the nearest whole cent, of the highest and lowest sales prices of the Common Stock reported on the Nasdaq National Market (or such other quotation system or stock exchange on which the Company's Common Stock may be traded on the date in question) on such Stock Purchase Date or, if such Stock Purchase Date is not a trading day, the most recent date on which shares of Common Stock were traded on the Nasdaq National Market (or such other quotation system or stock exchange). If the Company's Common Stock is not listed on Nasdaq or another quotation system or stock exchange on the Stock Purchase Date in question, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

2.11	"Option Period" means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter.

2.12	"Participating Associate" means an Eligible Associate who has elected to participate in the Plan in accordance with Section 6.1 below.

2.13	"Payroll Deduction Account" means the account established on behalf of a Participating Associate pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.14

"Permanent Disability" or "Disability" means an inability of a Participating Associate to perform his or her employment duties due to physical or mental disability for a continuous period of one hundred eighty days (180) days or longer and the Participating Associate is eligible for benefits under the Company's long-term disability policy.

2.15	"Plan" means the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan as set forth herein, as it may be amended from time to time.

2.16	"Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participating Associate on a Stock Purchase Date, as determined under Section 8.1 below.

2.17	"Retirement" means the termination of employment as a result of retirement on or after one or more of the retirement dates specified in the Spartan Stores, Inc. Cash Balance Pension Plan.

2.18

"Stock Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Option Period during the term of the Plan.

2.19

"Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

Appendix A - Page 2

SECTION 3
ADMINISTRATION

          3.1          General. The Committee shall administer the Plan. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
STOCK SUBJECT TO THE PLAN

          4.1          Number of Shares of Common Stock. There shall be reserved for issuance and purchase by Eligible Associates under the Plan an aggregate of 700,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares repurchased by the Company.

          4.2          Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustment shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.

SECTION 5
ELIGIBILITY

          Participation in the Plan shall be open only to Eligible Associates. No option rights may be granted under the Plan to any person who is not an Eligible Associate. No Eligible Associate shall be granted option rights under the Plan if such Associate, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Sections 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

Appendix A - Page 3

SECTION 6
PARTICIPATION AND WITHDRAWAL

          6.1          Election Form; Changes to Election Form.

          (a)          Participation by any Eligible Associate in the Plan shall be entirely voluntary. Any Eligible Associate may become a Participating Associate by completing and delivering an Election Form to the Company. Such Eligible Associate shall become a Participating Associate as of the first day of the next Option Period following the delivery of his or her Election Form, provided that the Election Form has been delivered at least ten working days prior to the beginning of the first day of that Option Period. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participating Associate's periodic compensation during the time he or she is a Participating Associate.

          (b)          Payroll deductions shall be made for each Participating Associate in accordance with the Election Form and shall continue until the Participating Associate's participation terminates, the Election Form is modified or the Plan terminates. A Participating Associate may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company. The Company or the applicable Subsidiary shall deduct the modified amount from the Participating Associate's payroll beginning with the first pay date to occur on or after ten working days after the new Election Form is properly delivered. A Participating Associate may not increase or decrease his or her payroll deductions more than two times during any Option Period.

          6.2          Withdrawal. A Participating Associate may elect at any time to terminate his or her participation in the Plan by written notice delivered to the Company no later than ten working days before a pay date, or by such other time as the Committee may from time to time determine. Upon any termination by a Participating Associate, (a) the Participating Associate shall cease to be a Participating Associate, (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions are concerned, (c) the amount in the Participating Associate's Payroll Deduction Account, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the Participating Associate and (d) a certificate for the full shares of Common Stock credited to the Participating Associate's Investment Sharebuilder Account shall be promptly forwarded to the Participating Associate. An Eligible Associate who has terminated participation in the Plan shall not be eligible for reinstatement as a Participating Associate for a period of six months after such termination.

          Except as provided in Section 9 below, if a Participating Associate ceases to be an Eligible Associate, (a) no further payroll deductions shall be made on his or her behalf, (b) the accumulated balance in his or her Payroll Deduction Account shall promptly be returned to the Participating Associate and (c) a certificate for the full shares of Common Stock credited to the Participating Associate's Investment Sharebuilder Account shall promptly be forwarded to the Participating Associate.

SECTION 7
PAYROLL DEDUCTIONS

          7.1          Payroll Deduction Account. The Company and its Subsidiaries will maintain a Payroll Deduction Account for each Participating Associate. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Option Period with respect to which a Participating Associate has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participating Associates through payroll deductions shall be credited to each Participating

Appendix A - Page 4

Associate's Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participating Associate's Payroll Deduction Account, unless the Committee otherwise consents in writing.

          7.2          Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participating Associate in his or her Election Form shall not be less than $10.00 for each pay period or such other amount as the Committee may determine in its sole discretion from time to time. The Committee annually may determine, in its sole discretion, to establish a maximum dollar amount or percentage of compensation that Participating Associates are entitled to authorize for payroll deductions during a calendar year, which limitations shall apply to all Participating Associates during that calendar year. Any such limit established by the Committee shall comply with the requirements of Section 423 of the Code.

SECTION 8
PURCHASE OF COMMON STOCK; INVESTMENT SHAREBUILDER ACCOUNTS

          8.1          Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be 85% of the Market Value of the Common Stock as of that Stock Purchase Date, rounded to the nearest whole cent, or such other price that the Committee may determine in its sole discretion from time to time that is at least 85% of such Market Value.

          8.2          Method of Purchase and Investment Sharebuilder Accounts.

          (a)          Except as otherwise provided herein, each Participating Associate having funds in his or her Payroll Deduction Account on a Stock Purchase Date shall be deemed, without any further action, to have been granted and to have exercised his or her option to purchase the number of whole shares of Common Stock which the funds in his or her Payroll Deduction Account could purchase on the Stock Purchase Date. Options that are not exercised automatically shall expire immediately and in no event shall any option be exercisable beyond the periods specified in Section 423(b)(7) of the Code. No fractional shares shall be issued or purchased under the Plan. Funds not used to purchase whole shares shall remain in the Participating Associate's Payroll Deduction Account for future purchases. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall terminate.

          (b)          All whole shares purchased shall be maintained in separate Investment Sharebuilder Accounts for Participating Associates. Unless the Participating Associate otherwise directs, any cash dividends paid with respect to the whole shares in a Participating Associate's Investment Sharebuilder Account shall be, in the discretion of the Committee, either distributed to the Participating Associate or applied to the Participating Associate's Payroll Deduction Account for the purchase of whole shares, and shares so purchased shall be added to the shares held for a Participating Associate in his or her Investment Sharebuilder Account. Any non-cash dividends paid with respect to the whole shares in a Participating Associate's Investment Sharebuilder Account shall be added to the shares held for a Participating Associate in his or her Investment Sharebuilder Account. Participating Associates will be notified not less than annually as to the amount and status of their Payroll Deduction Accounts and Investment Sharebuilder Accounts.

Appendix A - Page 5

          8.3          Limitation on Value of Common Stock to be Purchased. A Participating Associate shall not have and may not exercise any option that would permit the Participating Associate's rights to purchase Common Stock under the Plan to accrue at a rate that exceeds $25,000 of the Common Stock (determined at the time of the grant of the option) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

          8.4          Title of Accounts. Each Investment Sharebuilder Account may be in the name of the Participating Associate or, if so indicated on the Election Form, in his or her name jointly or as tenants in common with a member of the Participating Associate's family, with right of survivorship. With the Committee's consent, a Participating Associate may be permitted to (a) designate a beneficiary to receive the Common Stock held in the Participating Associate's Investment Sharebuilder Account upon death or (b) transfer the Common Stock held in the Investment Sharebuilder Account to a revocable trust for the benefit of the Participating Associate.

          8.5          Rights as a Shareholder. After a Participating Associate's Payroll Deduction Account has been charged with the amount of the Purchase Price, the Participating Employee shall have all of the rights and privileges of a shareholder of the Company with respect to whole shares purchased under the Plan and held in the Investment Sharebuilder Account, whether or not certificates representing the shares shall have been issued. In addition to the provisions specified in the Plan relating to termination of a Participating Associate's participation in the Plan, a Participating Associate may withdraw the shares in his or her Investment Sharebuilder Account at regular intervals established by the Committee, which shall be at least once per year.

SECTION 9
RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY

          9.1          Death. If a Participating Associate dies during an Option Period, no further contributions on behalf of the deceased Participating Associate shall be made. The executor or administrator of the deceased Participating Associate's estate may elect to withdraw the balance in the Participating Associate's Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the deceased Participating Associate's Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan. Any whole shares in an Investment Sharebuilder Account will be delivered upon request to the deceased Participating Associate's beneficiary or such other person designated on the Election Form.

          9.2          Retirement or Permanent Disability. If, during an Option Period, a Participating Associate (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participating Associate shall be made. A Retired or Disabled Participating Associate may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participating Associate's Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan. Certificates for shares credited to the Participating Associate's Investment Sharebuilder Account will be forwarded to the Participating Associate upon request. If a Retired or Disabled Participating Associate dies during the Option Period of such Participating Associate's Retirement or Permanent Disability and such Participating Associate shall not have notified the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participating Associate's estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.

Appendix A - Page 6

SECTION 10
GENERAL PROVISIONS

          10.1          Rights Not Transferable. Rights under the Plan are not transferable by a Participating Associate other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participating Associate.

          10.2          Amendment of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without appropriate approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Code.

          10.3          Termination of the Plan. The Plan and all rights of Associates hereunder shall terminate at the earliest of:

          (a)          when all shares of Common Stock reserved under the Plan have been purchased; or

          (b)          at any time, at the discretion of the Committee or the Board.

Notice of termination shall be given to all Participating Associates, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Payroll Deduction Accounts of Participating Associates and all Common Stock held in the Investment Sharebuilder Accounts of Participating Associates shall promptly be returned to such Participating Associates.

          10.4          Governing Law; Compliance with Law. The Plan shall be construed in accordance the laws of the state of Michigan and applicable federal law. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines may be required to withhold or pay in connection with a Participating Associate's participation in the Plan.

          10.5          Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Associate or Participating Associate or to be consideration or inducement for the employment of any Eligible Associate or Participating Associate. The Plan shall not be deemed to give any Participating Associate or Eligible Associate the right to be retained as an Associate or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participating Associate or Eligible Associate at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

          10.6          Effective Dates. Subject to shareholder approval at the 2001 Annual Meeting of Shareholders, the first Option Period under the Plan shall commence on October 1, 2001 and end on December 31, 2001. If the Company's shareholders do not approve the Plan at the 2001 Annual Meeting of Shareholders, the Plan shall terminate.

Appendix A - Page 7

          10.7          Investment Intent. The Committee may require a Participating Associate to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

          10.8          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Appendix A - Page 8

PROXY	SPARTAN STORES, INC. 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518	PROXY

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned shareholder hereby appoints Craig C. Sturken and Alex J. DeYonker, and each of them, each with full power of substitution, proxies to represent the shareholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Spartan Stores, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held on Wednesday, August 6, 2003, at the Holiday Inn Crowne Plaza Grand Rapids, 5700 28th Street, S.E., Grand Rapids, Michigan 49546, beginning at 10:00 a.m., local time, and any adjournment of that meeting.

          If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of the proposed amendment to the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Thank you in advance for your participation in our 2003 Annual Meeting.

(Continued and to be signed on reverse side.)

SPARTAN STORES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒

Your Board of Directors Recommends that You Vote FOR ALL NOMINEES and FOR approval of the Amendment to the 2001 Associate Stock Purchase Plan.

1. Election of Directors: Nominees: M. Shan Atkins Dr. Frank M. Gambino Timothy J. O'Donovan	For All ☐	Withhold All ☐	For All Except ☐	2. Approval of amendment to the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan.	For ☐	Against ☐	Abstain ☐
(INSTRUCTION: To withhold authority to vote for any nominee, strike through that nominee's name in the list above.)

Dated:

Signature of Shareholder(s)

IMPORTANT - Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing.
If shares are held jointly, each holder should sign.

I plan to attend the annual meeting: __________Yes __________No

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE PAID ENVELOPE.